CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-3, No. 333-88011, No. 333-62175, No. 333-52747, and No 333-31292 of Wild
Oats Markets, Inc. and the Registration Statements on Form S-8, No. 333-66347 and No. 333-20539 pertaining to certain benefit plans of Wild Oats Markets, Inc. of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, included in the Annual Report (Form 10-K) dated March 29, 2001.




                                Ernst & Young LLP


San Antonio, Texas
March 29, 2001